EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Cytori Therapeutics, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-229485, 333-227485, 333-226205, 333-224502, 333-219967, 333-215365, 333-210628), Form S3 (No. 333-217988, 333-172787, 333-169822, 333-157023, 333-140875, 333-134129, 333-153233, 333-159912, 333-192409, 333-200090, 333-195846, and 333-216947) and Form S8 (No. 333-223566, 333-210211, 333-202858, 333-181764, 333-122691 and 333-82074) of Cytori Therapeutics, Inc. of our report dated March 29, 2019, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, California

March 29, 2019